Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated October 27, 2023, with respect to the financial statements and financial highlights of the Funds listed in Appendix A, as of August 31, 2023, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois

December 28, 2023

Appendix A

Nuveen Investment Trust II

Nuveen Equity Long/Short Fund (SBGP)

Nuveen Investment Funds, Inc.

Nuveen Credit Income Fund (FHIB)

Nuveen Strategic Income Fund (FTRB)

Nuveen Investment Trust III

Nuveen High Yield Income Fund (SCOF)

Nuveen Floating Rate Income Fund (SFRI)

Nuveen Investment Trust V

Nuveen Flexible Income Fund (NWQP)

Nuveen Preferred Securities and Income Fund (NPSF)